Exhibit 99.1

            VSE REPORTS FINANCIAL RESULTS FOR 2004

Fourth Quarter 2004 Compared to Fourth Quarter 2003:

     o Revenues Up 35% to $57.1 Million
     o Net Income Up 61% to $997 Thousand
     o Earnings Per Share Up 54% to $.43 Per Diluted Share

       Alexandria, Virginia, February 22, 2005 - VSE Corporation (Nasdaq: VSEC) reported revenues of $57.1 million and earnings of $997 thousand for the three-month period ended December 31, 2004, compared to revenues of $42.2 million and earnings of $620 thousand for the same period of 2003.

       During the quarter the company experienced significant revenue increases in VSE's International and Federal operating groups. Profits increased based on the higher business volume and on a lower rate for fixed corporate costs based on the overall volume increase.

       Chairman and CEO Don Ervine commented, "VSE performed very well during the fourth quarter and in 2004, exceeding our $200 million annual revenue goal for the first time. An increase in profits followed the revenue growth. All of this comes from the hard work of VSE managers and employees to identify and meet customer requirements. By continuing to serve our customers first, we expect to grow our business and continuously identify new opportunities for service."

Year Ended December 31, 2004, Compared to Year Ended December 31, 2003:

     o Revenues Up 62% to $216.0 Million
     o Net Income Up 71% to $3.4 Million
     o Earnings Per Share Up 65% to $1.49 Per Diluted Share
     o Funded Backlog Up 102% to $168 Million
     o Return on Equity Tops 18%

       VSE experienced a record year in 2004 and, based on projected activity under existing contracts, expects further growth in 2005. The ship transfer work performed by our BAV Division led our growth in 2004, and it is expected to contribute significantly to our revenues through 2006. Other previously announced indefinite quantity, indefinite delivery contracts won in 2003 and 2004 also contributed in 2004 and are expected to contribute in 2005 and beyond. In addition, our Systems Engineering Division was awarded a contract in 2004 to provide the U.S. Army with an innovative, self-sealing fuel tanker system which could be important for VSE growth in 2005. During 2004 we significantly increased our support to the U.S. Air Force, and we were awarded new contracts to establish Army programs in corrosion control and driver vehicle upgrade kits. Our subsidiary Energetics is recognized as a global leader in developing technology roadmaps and also participated on the winning team to support the National Energy Technology Laboratory. We continue to identify new bidding opportunities, and our success rate is improving. Our funded backlog at December 31, 2004, stood at $168 million, promising a fast start towards our goals for 2005.

       Chairman and CEO Don Ervine continued, "During 2004 we experienced significant increases in revenues, profits, return on equity, employees, and customers. We increased our cash dividend by 25%, and our stock price reflected an increase in shareholder value. These are excellent goals to exceed in 2005 and beyond, and I look forward to reporting on our progress."

                                   -more-

VSE Corporation News Release (continued)

VSE Corporation and Subsidiaries
Consolidated  Statements of Income (unaudited)
(in thousands, except share and per share amounts)
________________________________________________________________________________________________________
                                                           Three Months            Twelve Months
                                                        Ended December 31,       Ended December 31,
                                                         2004        2003         2004        2003
                                                         ----        ----         ----        ----
Revenues, principally from contracts                 $  57,142   $  42,185    $ 216,011   $ 133,059
Costs and expenses of contracts                         55,336      40,988      209,841     129,372
                                                     ---------   ---------    ---------   ---------
Gross profit                                             1,806       1,197        6,170       3,687
Selling, general and administrative expenses               186         193          636         351
Interest income, net                                       (26)        (20)        (102)        (69)
                                                     ---------   ---------    ---------   ---------
Income before income taxes                               1,646       1,024        5,636       3,405
Provision for income taxes                                 649         403        2,191       1,315
                                                     ---------   ---------    ---------   ---------
Income from continuing operations                          997         621        3,445       2,090
Loss from discontinued operations, net of tax benefit        -          (1)          (1)        (79)
                                                     ---------   ---------    ---------   ---------
Net income                                           $     997   $     620    $   3,444   $   2,011
                                                     =========   =========    =========   =========

Weighted average shares outstanding:
Basic                                                2,264,029   2,192,426    2,231,848   2,189,197
Diluted                                              2,345,865   2,239,722    2,309,932   2,230,226

Earnings per share:
Basic - Income from continuing operations            $     .44   $     .28    $    1.54   $     .96
Basic - Loss from discontinued operations                    -           -            -        (.04)
                                                     ---------   ---------    ---------   ---------
Basic - Net income                                         .44         .28         1.54         .92
                                                     =========   =========    =========   =========

Diluted - Income from continuing operations          $     .43       $ .28    $    1.49   $     .94
Diluted - Loss from discontinued operations                  -           -            -        (.04)
                                                     ---------   ---------    ---------   ---------
Diluted - Net income                                       .43         .28         1.49         .90
                                                     =========   =========    =========   =========
________________________________________________________________________________________________________

       VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 15 locations across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at
(703) 317-5202.

News Contact:  C. S. Weber, CAO, (703) 329-4770

This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.
                                     ###